UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                        Commission File Number:  033-73748

                    FUND AMERICA INVESTORS CORPORATION II

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           (Exact name of registrant as specified in its charter)


                         6400 S. Fiddlers Green Circle
                                 Suite 1200B
                           Englewood, Colorado 80111
                                 303.290.6025
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                     Fund America Investors Corporation II
     Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates,
                               Series 1993-A,
                     Class A-1, A-2, A-3, A-4, A-5 and B

                     Fund America Investors Corporation II
                   Pass-Through Certificates, Series 1993-C,
                                    Class B

                     Fund America Investors Corporation II
     Adjustable Rate Mortgage Senior/Subordinate Pass-Through Certificates,
                               Series 1994-A,
                        Class B-1, B-2, B-3, SIO and R
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             (Title of each class of securities covered by this Form)

                                      None
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  Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [ ]  Rule 12g-4(a)(2)(ii) [ ]  Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii)[ ]  Rule 12h-3(b)(1)(i)  [x]  Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i) [ ]  Rule 12h-3(b)(1)(ii) [ ]  Rule 15d-6           [ ]


Approximate number of holders of record as of the certificate or notice date:

                            Series 1993-A:  3 holders
                            Series 1993-C:  5 holders
                            Series 1994-A:  5 holders
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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Fund America Investors Corporation II has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 24, 2007                         By:    /s/ Helen M. Dickens
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                                                   Helen M. Dickens, President